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                                                                      Exhibit 11




                       CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Independent Auditors" and "Financial Statements" in the Prospectus and the related Statement of Additional Information in Post-Effective Amendment No. 5 under the Securities Act of 1933 and Post-Effective Amendment No. 6 under the Investment Company Act of 1940, to the Registration Statement (Form N-1A No. 33-91448) of Time Horizon Funds and the incorporation by reference therein of our report dated August 8, 1997, with respect to the financial statements of Time Horizon Funds included in its annual report for the year ended June 30, 1997 and the period from September 5, 1995 (commencement of operations) to June 30, 1996, filed with the Securities and Exchange Commission.


/s/ Ernst & Young

Los Angeles, California
October 16, 1997